Exhibit 99.1
ANADIGICS ANNOUNCES THIRD QUARTER 2010 RESULTS

Quarterly Net Sales of $61.3 Million; up18.6% Sequentially and 67% Year-Over-Year
Year-To-Date Net Sales of $156.5 Million; up 58.6% Year-Over-Year
Quarterly Earnings in GAAP and Non-GAAP of $0.03 and $0.06 per diluted Share, respectively

WARREN, N.J., November 1, 2010—ANADIGICS, Inc. (Nasdaq: ANAD), a leading provider of semiconductor solutions in the broadband wireless and wireline communications markets, reported third quarter 2010 net sales of $61.3 million, a sequential increase of 18.6% and an increase of 67% above the third quarter of 2009.  For the nine months ended October 2, 2010, net sales were $156.5 million, up approximately 58.6% over the prior year.

As of October 2, 2010, cash, cash equivalents and short and long-term marketable securities totaled $96 million, up sequentially by $4.2 million.

GAAP net income for the third quarter of 2010 was $2.3 million, or $0.03 per share compared with a GAAP loss of $12.9 million or $0.21 per share in the year-ago quarter.   Non-GAAP net income was $4.4 million, or $0.06 per share compared with a Non-GAAP loss of $6.4 million or $0.10 per share in the year-ago quarter.

Mario Rivas, President & CEO, commented, “The strong revenue achieved in the third quarter of 18.6% sequential growth, which was higher than our previous guidance of 11% sequential growth, reflects our increased 3G market share position within our wireless customer base and the positive traction and market share gains realized in both WiMax and cable infrastructure within Broadband.  Specifically, Wireless and Broadband grew sequentially by 18.1% and 20%, respectively.  We believe that the third quarter benefited from stronger order pull in both Wireless and Broadband ahead of the typical fourth quarter holiday trade season, which will affect the revenue in our fourth quarter.

“Looking into 2011, we are very excited about our new product design portfolio for 3G, 4G / LTE and Multi Mode Multi Band (MMMB) and several design engagements with chipset providers and Tier I OEMs.  In particular, we officially signed a Cooperation Agreement with a new reference design partner, initiated design activities with another new reference design partner and increased design activities with an existing reference design partner. Enhancing our business prospects longer term, we also completed negotiations on a Product Purchase Agreement with one of the larger Tier I OEMs.    With the industry’s strong 3G unit growth forecasted next year in wireless handsets, we expect 2011 to be another positive year for our Company.

“In Broadband, we have a line up of new products addressing market drivers in DOCSIS 3.0 enabled devices, cable modems, CATV subscriber home gateways, hybrid line amplifiers and 75-Ohn Gain Blocks for CATV infrastructure, mobile WiMax enabled devices and small-cell Wireless infrastructure for 3G and 4G coverage including Picocells and Femtocells, which positions the Company well in 2011.

“Financially the stronger revenue in the third quarter and operating leverage in our business provided for a healthy increase in earnings, which contributed to a $3.3 million or $0.04 sequential improvement in Non-GAAP earnings per share.  At the same time, we generated cash flow from operations of $5.0 million in the third quarter, contributing to our existing balance in cash, cash equivalents and short and long-term marketable securities of $96 million.  Delivering on four key financial metrics – sales growth, margin expansion, earnings per share and cash generation, was especially satisfying and remains a primary focus of the Company.”

Business Outlook

In regard to the fourth quarter 2010, Tom Shields, Executive Vice President and CFO, commented, “With our past practice of providing revenue guidance equal to our existing order backlog, we are expecting revenue of approximately $57 million.   We believe this reflects a pause in orders, caused by inventory rebalancing, by our Broadband customers following the robust 20% sequential growth reported in the third quarter and shortened order lead times by Wireless customers, particularly in Korea and China, attributable to the solid order pull in the third quarter.  While Broadband revenue could decline sequentially by approximately 25%, this is viewed as temporary given the typical fourth quarter seasonality evidenced in our business in prior years.   Our current backlog for Wireless is equal to the Wireless revenue reported in the third quarter, but higher than historical fill levels.

“Sequentially, we expect slightly higher gross margin and lower operating expenses, with both GAAP and Non-GAAP earnings per share in the fourth quarter to approximate third quarter levels of $0.03 and $0.06, respectively.  We also expect to exit the year above $100 million in cash, cash equivalents and short and long-term marketable securities on anticipated positive cash generation in the fourth quarter.”

The statements regarding the Company’s anticipated future performance are forward looking and actual results may differ materially. Please see safe harbor statement at the end of this press release.

This press release includes financial measures that are not in accordance with GAAP, consisting of non-GAAP net income or loss and non-GAAP income or loss per share. Management uses non-GAAP net income or loss and non-GAAP income or loss per share to evaluate the Company's operating and financial performance in light of business objectives, for planning purposes, when publicly providing our business outlook and to facilitate period-to-period comparisons. ANADIGICS believes that these measures are useful to investors because they enhance investors' ability to review the Company's business from the same perspective as the Company's management and facilitate comparisons of this period's results with prior periods. These non-GAAP measures exclude charges related to stock-based compensation, restructuring and impairment charges and recoveries, auction rate securities charges and recoveries, the refund of certain R&D tax credits and non-comparative charges in 2009 resulting from the settlement of a commercial dispute with a customer and inventory reserves associated with reduced demand. Non-GAAP measures are used by some investors when assessing the ongoing operating and financial performance of our Company. These financial measures are not in accordance with GAAP and may differ from non-GAAP methods of accounting and reporting used by other companies. Management acknowledges that stock-based compensation is a recurring cost and is an important part of our employee’s compensation and impacts their performance. However the expense is non-cash in nature and there are various valuation methodologies and assumptions used in determining stock-based compensation that may be unrelated to operations, such as volatility and current interest rates. The presentation of the additional information should not be considered a substitute for net income or loss or income or loss per share prepared in accordance with GAAP.

Limitations of non-GAAP financial measures. The primary material limitations associated with the use of non-GAAP measures as compared to the most directly comparable GAAP financial measures are (i) they may not be comparable to similarly titled measures used by other companies in ANADIGICS industry, and (ii) they exclude financial information that some may consider important in evaluating our performance. We compensate for these limitations by providing reconciliations of reported net income or loss and income or loss per share to non-GAAP net income or net loss and non-GAAP income or loss per share, respectively, within this press release.

Conference Call

ANADIGICS' senior management will conduct a conference call today at 8:30 AM Eastern Time. A live audio Webcast will be available at www.anadigics.com/investors. A recording of the call will be available approximately two hours after the end of the call on the ANADIGICS Web site or by dialing (800) 642-1687 conference ID 17709482 (available until November 8, 2010).

Recent Highlights

October 20, 2010 - ANADIGICS Introduces High-Bandwidth RF Amplifier for Fiber-to-the-Home Systems
October 20, 2010 - New ANADIGICS RF Amplifier Enables Higher Data Rates to More CATV Subscribers on DOCSIS® 3.0 Networks
October 5, 2010 - ANADIGICS Introduces Highly Efficient and Linear Power Amplifier for WiMAX CPE and Small-Cell Infrastructure Markets
September 22, 2010 - Samsung Selects High-Performing ANADIGICS Power Amplifier for use in Intensity II™ and Gusto™ Mobile Phones
September 8, 2010 - Samsung Epic 4G Smartphone Utilizes ANADIGICS Power Amplifier to Enable 4G Performance

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About ANADIGICS, Inc.

ANADIGICS, Inc. (Nasdaq: ANAD - News) is a leading provider of semiconductor solutions in the growing broadband wireless and wireline communications markets. The Company's products include power amplifiers, tuner integrated circuits, active splitters, line amplifiers, and other components, which can be sold individually or packaged as integrated radio frequency and front end modules.

Safe Harbor Statement

Except for historical information contained herein, this press release contains projections and other forward-looking statements (as that term is defined in the Securities Exchange Act of 1934, as amended). These projections and forward-looking statements reflect the Company's current views with respect to future events and financial performance and can generally be identified as such because the context of the statement will include words such as "believe", "anticipate", "expect", or words of similar import. Similarly, statements that describe our future plans, objectives, estimates or goals are forward-looking statements. No assurances can be given, however, that these events will occur or that these projections will be achieved and actual results and developments could differ materially from those projected as a result of certain factors. Important factors that could cause actual results and developments to be materially different from those expressed or implied by such projections and forward-looking statements include those factors detailed from time to time in our reports filed with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 31, 2009, and those discussed elsewhere herein.

ANADIGICS, INC.
Consolidated Statements of Operations
(Amounts in thousands, except per share amounts, unaudited)

	Three months ended		Nine months ended
	October 2, 2010	October 3, 2009	October 2, 2010	October 3, 2009

Net sales	$61,288	$36,716	$156,485	$98,674
Cost of sales	39,049	32,246	102,949	90,194
Gross profit	22,239	4,470	53,536	8,480
Research and development expenses	13,326	11,025	37,321	33,026
Selling and administrative expenses	7,101	6,315	20,985	20,085
Restructuring and impairment (recovery) charges	-	-	(1,717)	2,598
Operating income (loss)	1,812	(12,870)	(3,053)	(47,229)
Interest income	106	184	292	1,030
Interest expense	(34)	(584)	(129)	(1,766)
Other income (expense), net	111	89	488	(1,456)
Income (loss) before income taxes	1,995	(13,181)	(2,402)	(49,421)
Benefit from income taxes	(297)	(321)	(297)	(321)
Net income (loss)	$2,292	$(12,860)	$(2,105)	$(49,100)

Net earnings (loss) per share
Basic	$0.04	$(0.21)	$(0.03)	$(0.79)
Diluted	$0.03	$(0.21)	$(0.03)	$(0.79)

Basic shares outstanding	65,320	62,617	64,808	62,189
Basic & dilutive shares outstanding	67,488	62,617	64,808	62,189

Unaudited Reconciliation of GAAP to Non-GAAP Financial Measures

GAAP net income (loss)	$2,292	$(12,860)	$(2,105)	$(49,100)
Stock compensation expense
Cost of sales	590	601	1,752	1,943
Research and development	879	1,167	2,562	3,715
Selling and administrative	954	1,144	2,970	3,832
Cost of sales adjustment (1)	-	3,879	-	5,289
Auction rate securities impairment / (recovery)	(38)	(35)	(379)	1,530
Restructuring and impairment (recovery) charges	-	-	(1,717)	2,598
Benefit for income taxes	(297)	(321)	(297)	(321)
Non-GAAP net income (loss)	$4,380	$(6,425)	$2,786	$(30,514)

Non-GAAP earnings (loss) per share *
Basic	$0.07	$(0.10)	$0.04	$(0.49)
Diluted	$0.06	$(0.10)	$0.04	$(0.49)

(*) Calculated using related GAAP shares outstanding

(1) Three and nine months ended October 3, 2009 include $3,879 for the October 26, 2009 settlement of a commercial dispute with a customer. The nine months ended October 3, 2009 also includes $1,410 inventory reserves charge for products with reduced demand recorded in first quarter of 2009.

ANADIGICS, INC.
Condensed Consolidated Balance Sheets
(Amounts in thousands)

	October 2, 2010	December 31, 2009
Assets	Unaudited

Current assets:
Cash and cash equivalents	$87,319	$83,172
Accounts receivable	35,220	20,013
Inventory	19,840	18,250
Prepaid expenses and other current assets	4,567	2,503
Total current assets	146,946	123,938

Marketable securities	8,661	9,354
Plant and equipment, net	70,364	80,884
Other assets	245	276
	$226,216	$214,452

Liabilities and stockholders’ equity

Current liabilities:
Accounts payable	$15,848	$11,287
Accrued liabilities	12,367	10,208
Accrued restructuring costs	-	55
Total current liabilities	28,215	21,550

Other long-term liabilities	2,755	3,844

Stockholders’ equity	195,246	189,058
	$226,216	$214,452

* The condensed balance sheet at December 31, 2009 has been derived from the audited financial statements at such date but does not include all the information and footnotes required by U.S.
generally accepted accounting principles for complete financial statements.